UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 19, 2007

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 7.01. Regulation FD Disclosure.

Signatures

Item 7.01. Regulation FD Disclosure.

In a presentation on Wednesday, September 19, 2007, at the A.G. Edwards’ 2nd Annual Emerging Growth Conference which was announced previously and webcast simultaneously and is now available at www.cmd.com, Robert V. Dickinson, President and CEO, and Kevin J. Berry, CFO, of Registrant noted that:

•	Bookings continue to be higher than recent quarters.

•	Registrant is on track to meet revenue guidance of $13-16 million for the fiscal 2008 second quarter.

•

Earnings per share (EPS) for the fiscal 2008 second quarter are expected to be somewhat higher than guidance due to lower spending and higher margins. Guidance had been that diluted EPS on a GAAP basis would be between a loss of $0.07 and a loss of $0.03 while on a non-GAAP basis, excluding Arques Technology acquisition costs and employee stock-based compensation expenses, and using a cash basis tax rate, guidance had been that diluted EPS would be between a loss of $0.04 and breakeven.

•

Management was comfortable with published estimates for fiscal 2008 third quarter revenue ranging from $15.2-16.5 million and non-GAAP EPS (calculated as described above) ranging from a loss of $0.02 to a profit of $0.02.

•	Registrant expects positive cash flow during the second and third fiscal quarters of fiscal 2008.

For a discussion of Registrant’s use of non-GAAP financial information, reference is made to Item 2.02 of Registrant’s Current Report on Form 8-K dated and filed on July 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 19th day of September, 2007.

CALIFORNIA MICRO DEVICES CORPORATION
(Registrant)

By:	/s/ KEVIN J. BERRY
Kevin J. Berry
Chief Financial Officer